FOR IMMEDIATE RELEASE

FAIRPOINT TO RECEIVE DISTRIBUTION FROM LIQUIDATION OF INVESTMENT

Rural Telephone Bank to redeem shares

CHARLOTTE, N.C. (January 5, 2006) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced that it expects to receive approximately $26.7 million from the liquidation of the Rural Telephone Bank (RTB).

As part of this liquidation, the RTB will redeem all of its outstanding shares. FairPoint expects to receive the payment in mid 2006. The Company’s carrying value of its investment in the RTB is approximately $22.8 million, and it expects to record a gain of approximately $3.9 million on the transaction. Upon receipt of the proceeds, $3.9 million will be added to the Company’s existing amount available to pay dividends under its credit facility. The Company intends to use the redemption proceeds to pay dividends on its common stock and to repay debt.

FairPoint has no outstanding loans with the RTB. The Company owns 2,301,834 shares of Class B stock and 24,380 shares of Class C stock. The shares will be redeemed at par value.

FairPoint has historically received annual dividends of approximately $1.4 million from the RTB investment. Due to the liquidation, FairPoint will not receive future dividend payments from the RTB.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on

Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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